EXHIBIT 99.1

FOR IMMEDIATE RELEASE

March 12, 2013

GSI Group Announces Financial Results for the

Fourth Quarter and Full Year 2012

•	Fourth Quarter Continuing Operations Revenue of $66 million

•	Fourth Quarter Adjusted EBITDA from Continuing Operations of $9 million

•	Full Year Revenue and Adjusted EBITDA from Continuing Operations of $271 and $42 million, respectively

Bedford, MA -- GSI Group Inc. (NASDAQ: GSIG) (the “Company”, “we”, “our”, “GSI”), a global leader and supplier of precision photonics, laser-based solutions and precision motion devices to the medical, industrial, scientific, and electronics markets, today reported financial results for the fourth quarter and full year ended December 31, 2012. Unless otherwise noted, all financial results in this press release are GAAP measures for continuing operations.

Fourth Quarter

The reported results from continuing operations exclude the operating results of our Semiconductor Systems and Laser Systems business lines, which were classified as discontinued operations beginning in the second quarter of 2012.

“The Company delivered in-line with our financial expectations, despite a continued economic and industry downturn,” said John Roush, Chief Executive Officer. “We accomplished most of our strategic goals in the year, including the restructuring programs, a business divestiture, and making strong progress on our growth initiatives; and these were accomplished under a very challenging economic environment and capital equipment downturn.”

During the fourth quarter of 2012, GSI generated revenue of $66.4 million, an increase of 1.4% from $65.5 million in the fourth quarter of 2011. The impact of foreign exchange resulted in a 0.6% reduction in revenue during the fourth quarter of 2012, compared to the fourth quarter of 2011.

In the fourth quarter of 2012, income from operations was $3.3 million, or 5.0% of revenue, compared to $3.8 million, or 5.8% of revenue, during the same period last year. In the fourth quarter of 2012, income from operations included restructuring charges of approximately $0.6 million, primarily related to the Company’s 2011 restructuring programs, and acquisition costs of $0.8 million.

The Company reported diluted earnings per share (“EPS”) from continuing operations of $0.44, compared to $0.08 in the fourth quarter of 2011. Diluted earnings per share for the fourth quarter of 2012 included an income tax benefit from the release of $15.3 million valuation allowance on deferred tax assets.

Adjusted EBITDA, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $9.0 million in the fourth quarter of 2012, compared to $10.1 million in the fourth quarter of 2011.

As of December 31, 2012, cash and cash equivalents was $65.8 million, while total debt was $50.0 million. Total debt as of December 31, 2011 was $68.0 million. Operating cash flow for the fourth quarter of 2012 was $6.9 million, which included approximately $1.9 million of cash payments relating to the Company’s restructuring programs. In addition, operating cash flows include the cash flows of both continuing and discontinued operations.

Full Year

Revenue for the year ended December 31, 2012 was $271.5 million, a decrease of $32.8 million, or 10.8%, versus the prior year primarily as a result of a steep downturn in the capital equipment market, principally related to mechanical drilling of printed circuit boards. Our Westwind spindles product line, which serves this market, experienced an approximately $18.8 million decline in sales in 2012 as compared to 2011. To a lesser extent, the decrease was also attributable to lower specialty laser sales, which primarily serve scientific end markets. In addition, the year-over-year comparison was also affected by our adoption of Accounting Standards Update (“ASU”) 2009-13, “Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”). Following our adoption of ASU 2009-13 as of the beginning of 2011, the Company recognized $8.1 million of net revenue in 2011, with no comparable amounts in 2012.

Operating income for 2012 was $15.0 million, a decrease of $20.8 million, or 58.1%, versus 2011. This decrease was primarily attributable to the drop in sales, an $8.0 million charge related to our 2011 and 2012 restructuring programs, and $0.8 million in acquisition related costs in 2012. Partially offsetting the decrease in operating income was lower spending on operating costs resulting from restructuring actions taken in the fourth quarter of 2011 and during 2012.

Adjusted EBITDA, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $41.6 million in 2012, compared to $56.0 million in the prior year. Included in the 2011 Adjusted EBITDA was $3.5 million of net profit recognized on the $8.1 million of net revenue deferred under ASU 2009-13.

Diluted EPS from continuing operations of $0.66 in 2012 increased $0.02 from $0.64 in 2011. The increase was largely due to a $10.2 million reduction in interest expense for 2012 and a release of a portion of the Company’s valuation allowance of $15.3 million during 2012, partially offset by the drop in operating income.

We recorded a tax benefit of $10.9 million in 2012, compared to tax expense of $2.5 million in 2011. The effective tax rate for 2012 was (94.9%) of income before taxes, compared to an effective tax rate of 10.5% of income before taxes for 2011. The changes were driven primarily by a release of a portion of our valuation allowance on deferred tax assets of $15.3 million.

Operating cash flow for the full year 2012 was $28.4 million, a reduction of $16.7 million versus 2011. The reduction in 2012 operating cash flows was primarily driven by the drop in income, a reduction in operating cash flow from discontinued operations, and $6.7 million of cash restructuring payments made in the year.

“2012 was a year of significant transition and progress for GSI. We initiated actions to focus on strategic initiatives, including committing to a plan to sell our Laser Systems and Semiconductor Systems businesses, focusing the Company’s investments around three strategic growth platforms, specifically, medical components, scanning solutions, and fiber lasers, consolidating our operating footprint, including several manufacturing, R&D, and Sales and Service locations to improve our operating efficiencies, and enhancing our employee talent pool with the hiring of new business group and line leaders, functional leaders, and sales leaders,” said John Roush, Chief Executive Officer. “In addition, despite experiencing a significant downturn in the capital equipment markets, most notably in the microelectronics markets, we continued to remain focused and executed on these initiatives.”

Strategic Update

Growth Platforms

The Company continued to realize significant progress with its growth platforms in the quarter, as demonstrated by the sales performance of certain product lines. The Company’s Fiber Laser product line further expanded its product offering with a 3kW fiber laser product, and has shipped multiple 1kW and 2kW fiber lasers, which are currently being evaluated by multiple OEMs in Europe and Asia.

Our scanning solutions product line grew significantly year over year, and we entered 2013 with a significant funnel of both new and repeating applications. Our Lightning II all-digital system is quickly becoming a leading solution in some of the industry’s most difficult laser steering applications. In addition, the Company also established a strategic partnership with the Fraunhofer Institute for Material and Beam Technology (IWS), a unit of Europe’s largest application-oriented research organization.

New Credit Agreement

On December 27, 2012, GSI entered into an amended and restated credit agreement, which matures on December 27, 2017 and provides for an aggregate $125.0 million credit facility, consisting of a $50.0 million, 5-year, term loan facility and a $75.0 million, 5-year, revolving credit facility.

NDS Acquisition

On January 15, 2013, GSI completed its acquisition of NDS Surgical Imaging (“NDS”), a San Jose, California-based company that designs, manufactures, and markets high definition visualization solutions and imaging informatics products for the surgical and radiology end-markets, for $82.5 million in cash, subject to customary closing working capital adjustments.

Restructuring Update

During the course of 2012, the Company substantially completed its 2011 and 2012 restructuring programs. The 2012 restructuring program was completed during the fourth quarter of 2012. As part of the 2011 restructuring program, the Company set a goal of eliminating up to twelve (12) facilities. The Company has exited nine facilities, including three facilities exited as part of the sale of the Laser Systems business. Two of the remaining facilities to be exited are attached to the Semiconductor Systems business, and are expected to be exited upon a successful sale of this business. In January 2013, the Company consolidated its laser scanners business, located in Lexington, Massachusetts, into its corporate headquarters located in Bedford, Massachusetts.

Financial Outlook

For the first quarter of 2013, the Company expects revenue from continuing operations of between $82 million and $84 million. For the full year 2013, the Company expects revenue from continuing operations of between $345 million to $355 million.

In addition, the Company expects adjusted EBITDA to be in the range of $10 million to $12 million for the first quarter of 2013. For the full year 2013, the Company expects adjusted EBITDA to be between $50 million and $55 million.

Full year revenue and adjusted EBITDA guidance was adjusted to reflect slowing customer order trends and reduced customer forecasts across our major business lines and markets since the beginning of the year, and continued economic weakness.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements.

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “believe,” “future,” “could,” “estimate,” “should,” “plan,” “aim,” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: anticipated financial performance; expected liquidity and capitalization; the expected sale of the Semiconductor Systems business; drivers of revenue growth; management’s plans and objectives for future operations, expenditures and product development; business prospects; expectations regarding recent and potential future products; anticipated sales performance; industry trends; market conditions; changes in accounting principles; changes in actual or assumed tax liabilities; expectations regarding tax exposures; future acquisitions and dispositions and anticipated benefits from such acquisitions; timing, scope and expected savings and charges related to realignment and restructuring initiatives; expectations regarding the Company’s ability to leverage its medical original equipment manufacturer (“OEM”) sales channels and the NDS acquisition; our expectations regarding NDS’s revenue, customers, markets, and profitability; and other statements that are not historical facts.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the following: loss of customers, reductions in orders by customers, and customer order cancellations; economic and political conditions and the effects of these conditions on our customers’ businesses and level of business activity; our significant dependence upon our customers’ capital expenditures, which are subject to cyclical market fluctuations; our dependence upon our ability to respond to fluctuations in product demand; our ability to continually innovate; delays in our delivery of new products; our reliance upon third party distribution channels subject to credit, business concentration and business failure risks beyond our control; fluctuations in our quarterly results, and our failure to meet or exceed our expected financial performance; customer order timing and other similar factors beyond our control; our dependence on one customer in our medical components market; disruptions in or breaches in security of our information technology systems; changes in interest rates, credit ratings or foreign currency exchange rates; risk associated with our operations in foreign countries; disruptions to our manufacturing operations as a result of natural disasters; our increased use of outsourcing in foreign countries; our failure to comply with local import and export regulations in the jurisdictions in which we operate; our history of operating losses and our ability to sustain our profitability; our exposure to the credit risk of some of our customers and in weakened markets; violations of our intellectual property rights and our ability to protect our intellectual property against infringement by third parties; risk of losing our competitive advantage; our ability to make divestitures that provide business benefits; our failure to successfully integrate recent and future acquisitions into our business; our ability to attract and retain key personnel; our restructuring and realignment activities and disruptions to our operations as a result of consolidation of our operations; product defects or problems integrating our products with other vendors’ products; disruptions in the supply of or defects in raw materials, certain key components or other goods from our suppliers; production difficulties and product delivery delays or disruptions; our failure to comply with various federal, state and foreign regulations; changes in governmental regulation of our business or products; our failure to implement new information technology systems and software successfully; our failure to realize the full value of our intangible assets; our ability to utilize our net operating loss carryforwards and other tax attributes; fluctuations in our effective tax rates; being subject to U.S. federal income taxation even though we are a non-U.S. corporation; any need for additional capital to adequately respond to business challenges or opportunities and repay or refinance our existing indebtedness, which may not be available on acceptable terms or at all; volatility in the market price for our common shares; our dependence on significant cash flow to service our indebtedness and fund our operations; our ability to access cash and other assets of our subsidiaries; the influence over our business of certain significant shareholders; provisions of our articles of incorporation may delay or prevent a change in control; our significant existing indebtedness may limit our ability to engage in certain activities; and our failure to maintain appropriate internal controls in the future.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our subsequent filings with the Securities and Exchange Commission (“SEC”), and in our future filings with the Securities and Exchange Commission, including in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

Conference Call Information

The Company will host a conference call on Tuesday, March 12, 2013 at 5:00 p.m. EDT to discuss these results. John A. Roush, Chief Executive Officer, and Robert Buckley, Chief Financial Officer, will host the conference call.

To access the call, please dial (877) 482-5124 prior to the scheduled conference call time. The conference ID number is 9406 4680.

A playback of this conference call will be available beginning 8:00 p.m. EDT, Tuesday, March 12, 2013. The playback phone number is (855) 859-2056 or (404) 537-3406 and the code number is 9406 4680. The playback will remain available until 8:00 p.m. EDT, Tuesday, March 26, 2013.

A replay of the audio webcast will be available four hours after the conclusion of the call on the Investor Relations section of the Company’s web site at www.gsig.com.

About GSI

GSI Group Inc. supplies precision photonics, laser-based solutions and precision motion devices to the medical, industrial, scientific, and electronics markets. GSI Group Inc.’s common shares are quoted on NASDAQ (GSIG).

More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc. Investor Relations at (781) 266-5137 or InvestorRelations@gsig.com.

GSI GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars or shares, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Sales	$66,413	$65,480	$271,498	$304,296
Cost of goods sold	39,138	37,707	157,022	171,196

Gross profit	27,275	27,773	114,476	133,100

Operating expenses:
Research and development and engineering	5,458	5,512	22,393	23,454
Selling, general and administrative	16,412	15,840	65,584	67,877
Amortization of purchased intangible assets	663	662	2,650	3,515
Restructuring, restatement related costs, post-emergence fees and other	1,445	1,974	8,842	2,406

Total operating expenses	23,978	23,988	99,469	97,252

Income from operations	3,297	3,785	15,007	35,848
Interest expense, net	(645)	(2,674)	(2,788)	(12,977)
Foreign exchange transaction gains (losses), net	(307)	251	(1,267)	172
Other income (expense), net	180	(84)	582	1,177

Income from continuing operations before income taxes	2,525	1,278	11,534	24,220
Income tax provision (benefit)	(12,350)	(1,326)	(10,940)	2,544

Income from continuing operations	14,875	2,604	22,474	21,676
Income (loss) from discontinued operations, net of tax	(1,317)	1,244	(5,151)	7,325
Gain on disposal of discontinued operations, net of tax	2,255	—	2,255	—

Consolidated net income	15,813	3,848	19,578	29,001
Less: Net (income) loss attributable to noncontrolling interest	5	7	(40)	(28)

Net income attributable to GSI Group Inc.	$15,818	$3,855	$19,538	$28,973

Earnings per common share from continuing operations:
Basic	$0.44	$0.08	$0.66	$0.65
Diluted	$0.44	$0.08	$0.66	$0.64

Earnings (loss) per common share from discontinued operations:
Basic	$0.03	$0.04	$(0.08)	$0.22
Diluted	$0.03	$0.03	$(0.08)	$0.22

Earnings per common share attributable to GSI Group Inc.:
Basic	$0.47	$0.12	$0.58	$0.87
Diluted	$0.47	$0.11	$0.58	$0.86

Weighted average common shares outstanding – basic	33,836	33,509	33,775	33,481
Weighted average common shares outstanding – diluted	33,997	33,640	33,936	33,589

GSI GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$65,788	$54,835
Accounts receivable, net	42,652	38,847
Inventories	52,801	51,539
Other current assets	29,609	33,427
Assets of discontinued operations	17,618	35,663

Total current assets	208,468	214,311
Property, plant and equipment, net	32,338	35,955
Intangible assets, net	40,020	45,797
Goodwill	44,578	44,578
Other assets	12,056	7,862

Total assets	$337,460	$348,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$7,500	$10,000
Accounts payable	18,824	12,532
Accrued expenses and other current liabilities	22,997	21,723
Liabilities of discontinued operations	5,605	14,806

Total current liabilities	54,926	59,061

Long-term debt	42,500	58,000
Other long-term liabilities	11,828	22,082

Total liabilities	109,254	139,143

Stockholders’ Equity
Total GSI Group Inc. stockholders’ equity	227,809	209,003
Noncontrolling interest	397	357

Total stockholders’ equity	228,206	209,360

Total liabilities and stockholders’ equity	$337,460	$348,503

GSI GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Consolidated net income	$15,813	$3,848	$19,578	$29,001
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,247	3,804	13,676	15,267
Share-based compensation	1,101	758	4,580	3,276
Deferred income taxes	(14,322)	19	(14,979)	78
Non-cash restructuring charges	226	1,115	3,825	1,163
Gain on disposal of business	(2,255)	—	(2,255)	—
Earnings from equity investment	(192)	131	(556)	(1,171)
Other non-cash items	714	1,980	5,471	8,726
Changes in operating assets and liabilities:
Accounts receivable	8,027	6,275	2,261	4,822
Inventories	(429)	3,480	(4,361)	(6,062)
Deferred revenue	(1,158)	1,712	(4,133)	(9,343)
Other operating assets and liabilities	(3,841)	(8,671)	5,323	(584)

Cash provided by operating activities	6,931	14,451	28,430	45,173

Cash flows from investing activities:
Purchases of property, plant and equipment	(574)	(1,610)	(4,308)	(4,217)
Proceeds from sale of business	7,000	—	7,000	—
Proceeds from the sale of property, plant and equipment	—	—	283	—

Net cash provided by (used in) investing activities	6,426	(1,610)	2,975	(4,217)

Cash flows from financing activities:
Repayments of debt	(2,500)	(78,214)	(23,000)	(113,214)
Proceeds from term loan and revolving credit facility	5,000	73,107	5,000	73,107
Capital lease payments	(183)	—	(779)	—
Other financing activities	(2,141)	(2,988)	(2,333)	(2,988)

Net cash provided by (used in) financing activities	176	(8,095)	(21,112)	(43,095)

Effect of exchange rate on cash and cash equivalents	(608)	(566)	660	193

Increase (decrease) in cash and cash equivalents	12,925	4,180	10,953	(1,946)
Cash and cash equivalents, beginning of period	52,863	50,655	54,835	56,781

Cash and cash equivalents, end of period	$65,788	$54,835	$65,788	$54,835

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income attributable to GSI Group Inc. (GAAP)	$15,818	$3,855	$19,538	$28,973
Interest expense, net	645	2,674	2,788	12,977
Income tax provision (benefit)	(12,350)	(1,326)	(10,940)	2,544
Depreciation and amortization	3,167	3,587	13,196	14,467
Share-based compensation	1,101	758	4,580	3,276
Restructuring, restatement costs and other non-recurring costs	1,445	1,974	8,842	2,406
Loss (income) from discontinued operations, net of tax	1,317	(1,244)	5,151	(7,325)
Gain on disposal from discontinued operations, net of tax	(2,255)	—	(2,255)	—
Other, net	127	(167)	685	(1,349)

Adjusted EBITDA (Non-GAAP)	$9,015	$10,111	$41,585	$55,969

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as the net income attributable to GSI Group Inc. before deducting interest expense, net, income taxes, depreciation, amortization, non-cash share-based compensation, restructuring, restatement and other non-recurring costs, loss (income) from discontinued operations, net of tax, gain on disposal from discontinued operations, net of tax, and other non-operating income/expense items, including foreign exchange gains/losses and earnings from equity investment. Restructuring, restatement and other non-recurring costs primarily relate to the Company’s 12x12 restructuring and 2012 restructuring programs and acquisition related costs.

Management believes Adjusted EBITDA provides meaningful supplementary information regarding the Company’s operating results because it excludes amounts that management does not consider as part of operating results when assessing and measuring the operational and financial performance of the Company. Management believes Adjusted EBITDA allows viewing of operating trends and performing analytical comparisons. Adjusted EBITDA is also used by management to evaluate operating performance, communicate financial results to the Board of Directors, benchmark results against historical performance and the performance of peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees. Accordingly, the Company believes this non-GAAP measure provides greater transparency and insight into management’s method of analysis.

In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as, or similar to, some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or non-recurring items.

GSI Group Inc.

Investor Relations Contact:

Robert J. Buckley

(781) 266-5137

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